                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


                         Date of Report:  June 19, 1996


                         ADVANCED MICRO DEVICES, INC.
          ----------------------------------------------------------
            (Exact name of registrant as specified in its charter)




                DELAWARE                1-7882             94-1692300
     ----------------------------    -------------    -------------------
     (State or other jurisdiction    (Commission      (I.R.S. Employer
      of incorporation)               File Number)     Identification No.)



                One AMD Place,
                P.O. Box 3453
                Sunnyvale, CA                             94088-3453
    ----------------------------------------              ----------
    (address of principal executive offices)              (Zip Code)



     Registrant's telephone number,
     including area code:                               (408) 732-2400
                                                        --------------

Item 5.  Other Events.
- ------   ------------

         This Current Report on Form 8-K includes the Supplemental Consolidated Financial Statements which have been prepared to give retroactive effect to the merger of NexGen, Inc. with and into Advanced Micro Devices, Inc. (the "company" or "AMD") on January 17, 1996.

SUPPLEMENTAL SELECTED FINANCIAL DATA


Five Years Ended December 31, 1995
(Dollars in thousands except per share amounts)           91             92              93              94             95
                                                      ----------     ----------      ----------     ----------      ----------
Net sales                                             $1,226,649     $1,514,489      $1,648,280     $2,155,453      $2,468,379
Operating income                                          97,756        257,362         282,392        469,035         222,200
Net income                                               133,171        233,619         208,356        270,942         216,326
Net income per common share:
   Primary                                                  1.20           2.02            1.65           2.06            1.59
   Fully diluted                                            1.20           1.99            1.64           2.02            1.57
Long-term debt and capital lease obligations,
   less current portion                                   48,238         22,213          90,066         75,752         214,965
Total assets                                           1,304,773      1,453,768       1,944,953      2,525,721       3,078,467

The company has never paid cash dividends on common stock and has no present plans to do so.

Note: On January 17, 1996, the company acquired NexGen, Inc. (NexGen) in a transaction accounted for as a pooling-of-interests. All financial data of the company, for the periods presented, has been supplementally prepared to give retroactive effect to the merger with NexGen.

SUPPLEMENTARY FINANCIAL DATA

1995 and 1994 by Quarter (Unaudited)                           Dec. 31,        Oct. 1,        July 2,        Apr. 2,
(Thousands except per share amounts)                             1995           1995           1995           1995
                                                               --------       --------       --------       --------
Net sales                                                      $595,178       $606,953       $638,867       $627,381
Expenses:
 Cost of sales(1)                                               427,058        368,359        315,905        305,685
 Research and development                                       107,715        106,237        105,695         96,874
 Marketing, general, and administrative                         100,766        102,549        106,602        102,734
                                                               --------       --------       --------       --------
                                                                635,539        577,145        528,202        505,293
                                                               --------       --------       --------       --------
Operating income (loss)                                         (40,361)        29,808        110,665        122,088

Litigation settlement                                                 -              -              -              -
Interest income and other, net                                    8,024         10,408          6,975          7,058
Interest expense                                                 (1,665)          (315)          (501)          (578)
                                                               --------       --------       --------       --------
Income (loss) before income taxes and equity in joint venture   (34,002)        39,901        117,139        128,568
Provision (credit) for income taxes                             (21,846)        10,212         39,016         42,824
                                                               --------       --------       --------       --------
Income (loss) before equity in joint venture                    (12,156)        29,689         78,123         85,744
Equity in net income (loss) of joint venture                     21,500         12,311          2,529         (1,414)
                                                               --------       --------       --------       --------
Net income                                                        9,344         42,000         80,652         84,330

Preferred stock dividends                                             -              -              -             10
                                                               --------       --------       --------       --------
Net income applicable to common stockholders                   $  9,344       $ 42,000       $ 80,652       $ 84,320
                                                               ========       ========       ========       ========
Net income per common share          -- Primary                $    .07       $    .30       $    .59       $    .66
                                                               ========       ========       ========       ========
                                     -- Fully diluted          $    .07       $    .30       $    .59       $    .63
                                                               ========       ========       ========       ========
Shares used in per share calculation -- Primary                 138,941        139,288        136,950        127,181
                                                               ========       ========       ========       ========
                                     -- Fully diluted           139,085        139,434        137,647        134,421
                                                               ========       ========       ========       ========
Common stock market price range      -- High                   $  29.25       $  36.50       $  39.25       $  35.88
                                     -- Low                    $  16.13       $  28.00       $  32.13       $  23.50



SUPPLEMENTARY FINANCIAL DATA

1995 and 1994 by Quarter (Unaudited)                           Dec. 25,       Sept. 25,       June 26,        Mar. 27,
(Thousands except per share amounts)                             1994           1994            1994            1994
                                                               --------       ---------      ---------         --------
Net sales                                                      $557,821       $550,399       $534,146         $513,087
Expenses:
 Cost of sales                                                  278,783        267,322        237,038          230,446
 Research and development                                        80,778         72,133         71,025           71,390
 Marketing, general, and administrative                          96,474         93,157         93,549           94,323
                                                               --------       --------       --------         --------
                                                                456,035        432,612        401,612          396,159
                                                               --------       --------       --------         --------
Operating income (loss)                                         101,786        117,787        132,534          116,928

Litigation settlement                                           (58,000)             -              -                -
Interest income and other, net                                    5,635            739          6,486            4,274
Interest expense                                                   (502)          (782)        (1,569)          (1,557)
                                                               --------       --------       --------         --------
Income (loss) before income taxes and equity in joint venture    48,919        117,744        137,451          119,645
Provision (credit) for income taxes                              16,504         39,252         46,895           39,581
                                                               --------       --------       --------         --------
Income (loss) before equity in joint venture                     32,415         78,492         90,556           80,064
Equity in net income (loss) of joint venture                     (2,989)        (4,277)        (2,925)            (394)
                                                               --------       --------       --------         --------

Net income                                                       29,426         74,215         87,631           79,670

Preferred stock dividends                                         2,588          2,587          2,587            2,588
                                                               --------       --------       --------         --------

Net income applicable to common stockholders                   $ 26,838       $ 71,628       $ 85,044         $ 77,082
                                                               ========       ========       ========         ========
Net income per common share          -- Primary                $    .21       $    .58       $    .68         $    .63
                                                               ========       ========       ========         ========
                                     -- Fully diluted          $    .21       $    .56       $    .66         $    .61
                                                               ========       ========       ========         ========
Shares used in per share calculation -- Primary                 128,416        123,947        125,428          122,624
                                                               ========       ========       ========         ========
                                     -- Fully diluted           128,977        132,576        132,742          130,987
                                                               ========       ========       ========         ========
Common stock market price range      -- High                   $  30.50       $  31.00       $  31.75         $  31.75
                                     -- Low                    $  22.25       $  24.00       $  22.63         $  16.75


Note: On January 17, 1996, the company acquired NexGen, Inc. (NexGen) in a transaction accounted for as a pooling-of-interests. All quarterly financial data of the company, for the periods presented, has been supplementally prepared to give retroactive effect to the merger with NexGen.

(1) The company made certain year-end adjustments in 1995, resulting from changes in estimates related to the Nx586 product which was developed by NexGen. These adjustments were material to the results of the fourth quarter. The adjustment charged to cost of sales in the fourth quarter of 1995 was approximately $49.2 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


On January 17, 1996, the company acquired NexGen, Inc. (NexGen) in a transaction accounted for as a pooling-of-interests. All financial data and footnote information of the company, including the company's financial statements for the periods discussed herein have been supplementally prepared to give retroactive effect to the merger with NexGen.

The following discussion and analysis presents historical information only. For information concerning trends, risks, and uncertainties that may have a material favorable or unfavorable impact on the company's results of operations, liquidity, capital resources in the future, and capital expenditure plans in 1996, please see "Management's Discussion and Analysis of Results of Operations and Financial Condition" contained in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

RESULTS OF OPERATIONS

Net sales of $2.5 billion in 1995 rose by approximately 15 percent from 1994. This increase was primarily attributable to substantial growth in Flash memory sales and secondarily due to an increase in sales of communication products, the combination of which more than offset a decline in microprocessor sales. Net sales in 1994 increased by approximately 31 percent from 1993 due to substantial growth in microprocessor sales.

Sales of Flash memory devices increased in 1995 from 1994 primarily due to growth in unit shipments and secondarily due to a change in product mix resulting in higher average selling prices. During 1995, Flash memory devices contributed a significant portion of the company's revenues and profits.

Revenues from communication products rose from 1994 to 1995 primarily due to growth in the Ethernet family of products. Sales of CMOS programmable logic devices increased from 1994 to 1995 primarily due to increased unit shipments. In 1995, EPROM sales decreased as compared to 1994 due to comparable declines in both unit shipments and average selling prices.

In 1995, Am486(R) microprocessor sales decreased slightly primarily due to average selling price declines, partially offset by increases in unit sales. Am486 microprocessor products contributed a significant portion of the company's revenues and profits in 1994 and 1995.

Am486 and Nx586 are registered trademarks of AMD.
K86 RISC SUPERSCALAR and AMD-K5 are trademarks of AMD.

Gross margin was 43 percent in 1995 as compared to 53 percent in 1994 and 52 percent in 1993. The four main factors contributing to the decrease in gross margin in 1995, in order of significance, were first, Am486 price declines; second, purchase prices of FASL products, which are higher than the costs of similar products manufactured internally; third, negative gross margins, inventory reserves, and manufacturing loss accruals associated with significantly reduced demand for NexGen products; and fourth, the transition of Fab 25 costs from research and development to cost of sales when production commenced in September 1995. The impact of gross margin declines caused by purchase of FASL products during 1995 was mostly offset by the company's share of FASL income. The increase in gross margin from 1993 to 1994 was primarily attributable to increased sales from higher margin Am486 products during 1994.

Research and development expenses for 1995 increased to $417 million from $295 million in 1994, and $279 million in 1993. These increases were primarily due to higher Fab 25 expenses and secondarily due to increased microprocessor development costs.

Marketing, general, and administrative expenses were $413 million for 1995, $378 million for 1994, and $297 million for 1993. The increase from 1994 to 1995 was primarily attributable to promotional expenses for the sale of NexGen's Nx586(R) and other related products, and secondarily to higher advertising expenses. The incremental change from 1993 to 1994 was mainly due to increased legal and microprocessor advertising expenses.

Interest income and other, net rose from 1994 to 1995 primarily due to higher interest rates during 1995 and secondarily due to a realized gain of approximately $3 million from equity securities sold during 1995. In 1994, interest income and other, net included a net charge of approximately $5 million resulting from the securities class action lawsuit and stockholders' derivative action settlements, and a gain from the damages award in an arbitration proceeding with Intel Corporation. Interest expense in 1995 decreased from 1994 due to higher capitalized interest mainly related to the construction of Fab 25.

The income tax rate was approximately 28, 34, and 29 percent in 1995, 1994, and 1993, respectively. The lower tax rate in 1995 resulted from lower state taxes and increased benefits from low taxed foreign income. The lower tax rate in 1993 was primarily due to available tax credit carryforwards.

International sales were 56, 55, and 54 percent of total sales in 1995, 1994, and 1993, respectively. During 1995, approximately 17 percent of the company's net sales were denominated in foreign currencies. The company does not have sales denominated in local currencies in those countries which have highly inflationary economies. (A highly inflationary economy is defined in accordance with the Statement of Financial

Accounting Standards No. 52 as one in which the cumulative inflation over a three-year consecutive period approximates 100 percent or more.) The impact on the company's operating results from changes in foreign currency rates individually and in the aggregate has not been material.

The company enters into foreign exchange forward contracts to buy and sell currencies as economic hedges of the company's foreign net monetary asset position including the company's liabilities for products purchased from FASL. In 1995, these hedging transactions were denominated in lira, yen, French franc, deutsche mark, and pound sterling. The maturities of these contracts are generally short-term in nature. The company believes its foreign exchange contracts do not subject the company to material risk from exchange rate movements because gains and losses on these contracts are designed to offset losses and gains on the net monetary asset position being hedged. Net foreign currency gains and losses have not been material. As of December 31, 1995, the company had approximately $37 million (notional amount) of foreign exchange forward contracts (see Notes 3, 4, and 5 to the Supplemental Consolidated Financial Statements).

The company has engaged in interest rate swaps primarily to reduce its interest rate exposure by changing a portion of the company's interest rate obligation from a floating rate to a fixed rate basis. At the end of 1995, the net outstanding notional amount of interest rate swaps was $190 million, of which $150 million will mature in 1996 and $40 million will mature in 1997. Gains and losses related to these interest rate swaps have been immaterial (see Notes 3, 4, and 5 to the Supplemental Consolidated Financial Statements).

The company primarily addresses market risk by participating as an end user in various derivative markets to manage its exposure to interest and foreign currency exchange rate fluctuations. The counterparties to the company's foreign exchange forward contracts and interest rate swaps consist of a number of major, high credit quality, international financial institutions. The company does not believe that there is significant risk of nonperformance by these counterparties because the company monitors the credit ratings of such counterparties, and reduces the financial exposure by limiting the amount of agreements entered into with any one financial institution.

In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Adoption of SFAS 121 is not expected to have a material impact on the company's financial condition or results of operations.

The company accounts for its stock option plans and its employee stock purchase plan in accordance with provisions of the Accounting Principles Board's Opinion No. 25 (APB 25), "Accounting For Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock Based Compensation." SFAS 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The company expects to continue to account for its employee stock plans in accordance with the provisions of APB
25. Accordingly, SFAS 123 is not expected to have any material impact on the company's financial condition or results of operations.

FINANCIAL CONDITION

Cash, cash equivalents, and short-term investments increased by $79 million from 1994 to 1995. This increase was primarily attributable to a $150 million term loan obtained in January of 1995 offset by NexGen's cash used in operations. The $545 million of cash generated from operating activities in 1995 was used to fund investments in property, plant, and equipment to expand manufacturing capacity primarily related to Fab 25.

Working capital increased by $20 million from $442 million at the end of 1994 to $462 million at the end of 1995. This increase was primarily due to higher cash, cash equivalents, and short-term investments.

At the end of 1995, the company's total cash investment in FASL was $160 million as compared to $142 million at the end of 1994. In 1995, FASL approved construction of a second Flash memory fab, FASL II, at a site contiguous to the existing FASL facility in Aizu-Wakamatsu, Japan.

On January 11, 1995, the company and Intel Corporation reached an agreement to settle all previously outstanding legal disputes between the two companies. As part of the settlement, in December 1995, the company signed a five-year, comprehensive patent cross-license agreement with Intel which expires on December 31, 2000. The agreement provides that after December 31, 1999, the parties will negotiate in good faith a patent cross-license agreement to be effective January 1, 2001. Effective January 1, 1996, the new agreement gives the company and Intel the rights to use each others' patents and certain copyrights, exclusive of microprocessor microcode copyrights. The cross-license is royalty-bearing for the company's products that use certain Intel technologies. The company is required to pay Intel minimum non-refundable royalties during the years 1997 to 2000.

As of the end of 1995, the company had the following financing arrangements: unsecured committed bank lines of credit of $250 million, unutilized; long-term secured equipment lease lines of $132 million, which were fully utilized; short-term, unsecured uncommitted bank credit in the amount of $96 million, of which $27 million was utilized; an outstanding $150 million four-year term loan; and approximately $12.5 million in short-term debt financing.

RISK FACTORS

The semiconductor industry is generally characterized by a highly competitive and rapidly changing environment in which operating results are subject to the effects of new product introductions, manufacturing technology innovations, rapid fluctuations in product demand, the availability of manufacturing capacity, and the ability to secure and maintain intellectual property rights. While the company attempts to identify and respond to rapidly changing events and conditions as soon as possible, the anticipation of and reaction to such events are an ongoing challenge. The company's future results of operations and financial condition may be adversely impacted by various factors. These risk factors are detailed in the description of the company's business, operations, and financial condition in the company's Form 10-K for the fiscal year ended December 31, 1995 under the captions "Business" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" and in the company's Form 10-Q for the quarter ended March 31, 1996 under the caption "Management's Discussion and Analysis of Results of Operations and Financial Condition."

The Board of Directors and Shareholders
Advanced Micro Devices, Inc.

We have audited the supplemental consolidated balance sheets of Advanced Micro Devices, Inc. (formed as a result of the consolidation of Advanced Micro Devices, Inc. and NexGen, Inc.) as of December 31, 1995 and December 25, 1994 and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. The supplemental consolidated financial statements give retroactive effect to the merger of Advanced Micro Devices, Inc. and NexGen, Inc. on January 17, 1996, which has been accounted for using the pooling-of-interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of Advanced Micro Devices, Inc. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Advanced Micro Devices, Inc. at December 31, 1995 and December 25, 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, after giving retroactive effect to the merger of NexGen, Inc., as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.


                                                              Ernst & Young LLP






San Jose, California
April 30, 1996

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
Three Years Ended December 31, 1995
(Thousands except per share amounts)

                                                                     95                94                  93
                                                                 ----------        -----------        -----------
Net sales                                                        $2,468,379        $ 2,155,453        $ 1,648,280
Expenses:
  Cost of sales                                                   1,417,007          1,013,589            789,564
  Research and development                                          416,521            295,326            279,412
  Marketing, general, and administrative                            412,651            377,503            296,912
                                                                 ----------        -----------        -----------
                                                                  2,246,179          1,686,418          1,365,888
                                                                 ----------        -----------        -----------
Operating income                                                    222,200            469,035            282,392

Litigation settlement                                                     -            (58,000)                 -
Interest income and other, net                                       32,465             17,134             16,931
Interest expense                                                     (3,059)            (4,410)            (4,398)
                                                                 ----------        -----------        -----------
Income before income taxes and equity in joint venture              251,606            423,759            294,925
Provision for income taxes                                           70,206            142,232             85,935
                                                                 ----------        -----------        -----------
Income before equity in joint venture                               181,400            281,527            208,990
Equity in net income (loss) of joint venture                         34,926            (10,585)              (634)
                                                                 ----------        -----------        -----------
Net income                                                          216,326            270,942            208,356

Preferred stock dividends                                                10             10,350             10,350
                                                                 ----------        -----------        -----------

Net income applicable to common stockholders                     $  216,316        $   260,592        $   198,006
                                                                 ==========        ===========        ===========

Net income per common share:
  Primary                                                        $     1.59        $      2.06        $      1.65
                                                                 ==========        ===========        ===========
  Fully diluted                                                  $     1.57        $      2.02        $      1.64
                                                                 ==========        ===========        ===========
Shares used in per share calculation:
  Primary                                                           136,208            126,674            119,925
  Fully diluted                                                     137,815            134,142            127,167

See accompanying notes

SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
December 31, 1995, and December 25, 1994
(Thousands except share and per share amounts)

                                                                                  95                 94
                                                                              -----------        -----------
Assets
Current assets:
 Cash and cash equivalents                                                    $   126,316        $   117,997
 Short-term investments                                                           383,349            312,924
                                                                              -----------        -----------
  Total cash, cash equivalents, and short-term investments                        509,665            430,921
 Accounts receivable, net of allowance for doubtful accounts
  of $15,618 in 1995, and $10,469 in 1994                                         284,238            345,546
 Inventories:
  Raw materials                                                                    29,494             23,097
  Work-in-process                                                                  68,827             74,892
  Finished goods                                                                   57,665             35,514
                                                                              -----------        -----------
    Total inventories                                                             155,986            133,503
 Deferred income taxes                                                            147,489            105,238
 Prepaid expenses and other current assets                                         40,564             46,370
                                                                              -----------        -----------
  Total current assets                                                          1,137,942          1,061,578
Property, plant, and equipment:
 Land                                                                              28,851             28,820
 Buildings and leasehold improvements                                             893,646            500,530
 Equipment                                                                      1,843,662          1,456,512
 Construction in progress                                                         180,742            492,792
                                                                              -----------        -----------
  Total property, plant, and equipment                                          2,946,901          2,478,654
 Accumulated depreciation and amortization                                     (1,305,267)        (1,209,813)
                                                                              -----------        -----------
  Property, plant, and equipment, net                                           1,641,634          1,268,841
Investment in joint venture                                                       176,821            124,588
Other assets                                                                      122,070             70,714
                                                                              -----------        -----------
                                                                              $ 3,078,467        $ 2,525,721
                                                                              ===========        ===========

Liabilities and Stockholders' Equity
Current liabilities:
 Notes payable to banks                                                       $    26,770        $    32,459
 Accounts payable                                                                 241,916            159,939
 Accrued compensation and benefits                                                106,347            105,604
 Accrued liabilities                                                              103,404             85,912
 Litigation settlement                                                                  -             58,000
 Income tax payable                                                                56,297             53,795
 Deferred income on shipments to distributors                                     100,057             83,800
 Current portion of long-term debt and capital lease obligations                   41,642             40,420
                                                                              -----------        -----------
  Total current liabilities                                                       676,433            619,929
Deferred income taxes                                                              84,607             32,686
Long-term debt and capital lease obligations, less current portion                214,965             75,752
Commitments and contingencies                                                           -                  -

Stockholders' equity:
 Capital stock:
  Serial preferred stock (redeemed March 13, 1995), par value $.10;
    1,000,000 shares authorized; 345,000 shares issued and 344,862
    shares outstanding in 1994                                                          -                 34
  Common stock, par value $.01; 250,000,000 shares authorized;
    132,182,019 shares issued and outstanding in 1995,
    and 121,919,102 in 1994                                                         1,050                959
 Capital in excess of par value                                                   908,989            871,200
 Retained earnings                                                              1,192,423            925,161
                                                                              -----------        -----------
  Total stockholders' equity                                                    2,102,462          1,797,354
                                                                              -----------        -----------
                                                                              $ 3,078,467        $ 2,525,721
                                                                              ===========        ===========

See accompanying notes

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Three Years Ended December 31, 1995
(Thousands)

                                                Preferred Stock     Common Stock
                                               -----------------------------------
                                               Number             Number                       Capital in                  Total
                                                 of                 of               Warrant   Excess of    Retained   Stockholders'
                                               Shares    Amount   Shares    Amount  Valuation  Par Value    Earnings       Equity
                                               ------------------------------------------------------------------------------------

December 27, 1992                               12,580  $  53,119  89,976  $1,122    $   -     $ 532,674   $  457,454    $1,044,369

Issuance of preferred stock                      3,842     21,725       -       -        -             -            -        21,725
Issuance of common stock                             -          -     106      73        -             -            -            73
Valuation of warrants                                -          -       -       -      533             -            -           533
Issuance of shares:
    Employee stock plans                             -          -   3,218      31        -        19,408            -        19,439
    Fujitsu Limited                                  -          -   1,000      10        -        22,952            -        22,962
Compensation recognized under
    employee stock plans                             -          -       -       -        -         1,313            -         1,313
Income tax benefits realized from
    employee stock option exercises                  -          -       -       -        -        43,386            -        43,386
Preferred stock dividends                            -          -       -       -        -             -      (10,350)      (10,350)
Net income                                           -          -       -       -        -             -      208,356       208,356
                                               -------  --------- -------  ------    -----     ---------   ----------    ----------

December 26, 1993                               16,422     74,844  94,300   1,236      533       619,733      655,460     1,351,806

Issuance of common stock                             -          -   4,676     316        -        65,170            -        65,486
Issuance of shares:
    Employee stock plans                             -          -   1,970      19        -        16,911            -        16,930
    Fujitsu Limited                                  -          -   1,000      10        -        22,625            -        22,635
Compensation recognized under
    employee stock plans                             -          -       -       -        -         1,971            -         1,971
Conversion of preferred stock to
    common stock                               (16,078)   (74,810) 19,973       3        -       106,199            -        31,392
Income tax benefits realized from
    employee stock option exercises                  -          -       -       -        -        37,433            -        37,433
Preferred stock dividends                            -          -       -       -        -             -      (10,350)      (10,350)
Reincorporation into a Delaware Corporation          -          -       -    (625)       -           625            -             -
Net income                                           -          -       -       -        -             -      270,942       270,942
Unrealized gain from available-for-sale
    investments                                      -          -       -       -        -             -        9,109         9,109
                                               -------  --------- -------  ------    -----     ---------   ----------    ----------

December 25, 1994                                  344         34 121,919     959      533       870,667      925,161     1,797,354

Changes in NexGen's stockholders'
    equity in the six months ended
    June 30, 1995                               18,161     93,548 (24,530)    352        -      (171,994)      23,803       (54,291)
Issuance of preferred stock                      1,376     12,653       -       -        -             -            -        12,653
Issuance of common stock                             -          -   4,542     271        -        65,340            -        65,611
Issuance of shares:
    Employee stock plans                             -          -   2,283      22        -        23,518            -        23,540
Compensation recognized under
    employee stock plans                             -          -       -       -        -         2,483            -         2,483
Conversion of preferred stock to
    common stock                               (19,881)  (106,235) 26,823      71        -       103,663            -        (2,501)
Reincorporation into a Delaware Corporation          -          -     (33)   (625)       -           625                          -
Warrants exercised                                   -          -   1,178       -     (533)          533            -             -
Income tax benefits realized from
    employee stock option exercises                  -          -       -       -        -        15,189            -        15,189
Preferred stock dividends                            -          -       -       -        -             -          (10)          (10)
Redemption of stockholder rights plan                -          -       -       -        -        (1,035)           -        (1,035)
Net income                                           -          -       -       -        -             -      216,326       216,326
Unrealized gain from available-for-sale
    investments and translation
    adjustment for joint venture                     -          -       -       -        -             -       27,143        27,143
                                               -------  --------- -------  ------    -----     ---------   ----------    ----------

December 31, 1995                                    -  $       - 132,182  $1,050    $   -     $ 908,989   $1,192,423    $2,102,462
                                               =======  ========= =======  ======    =====     =========   ==========    ==========

See accompanying notes

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Years Ended December 31, 1995
(Thousands)

                                                                               95              94               93
                                                                           ---------      -----------       ---------
Cash flows from operating activities:
  Net income                                                               $ 216,326      $   270,942       $ 208,356
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization                                            264,675          217,665         176,827
    Accrual for litigation settlement                                              -           58,000               -
    Net (gain) loss on sale of property, plant, and equipment                  2,152              276          (2,943)
    Write-down of property, plant, and equipment                                 611            2,230             366
    Net gain realized on sale of available-for-sale securities                (2,707)               -               -
    Compensation recognized under employee stock plans                         2,483            1,971           1,313
    Undistributed (income) loss of joint venture                             (34,926)          10,585             634
    Changes in operating assets and liabilities:
      Net (increase) decrease in receivables, inventories,
        prepaid expenses, and other assets                                    19,548         (128,914)        (57,628)
      Payment of litigation settlement                                       (58,000)               -               -
      Net increase in deferred income taxes                                     (925)         (32,543)        (30,304)
      Increase in income tax payable                                          11,772           61,910          70,502
      Net increase in payables and accrued liabilities                       124,058           63,737          72,131
                                                                           ---------      -----------       ---------
Net cash provided by operating activities                                    545,067          525,859         439,254
                                                                           ---------      -----------       ---------
Cash flows from investing activities:
  Purchase of property, plant, and equipment                                (625,900)        (552,271)       (325,981)
  Proceeds from sale of property, plant, and equipment                         4,834            2,058           4,648
  Purchase of available-for-sale securities                                 (817,888)         (56,328)         (4,934)
  Proceeds from sale of available-for-sale securities                        756,373            4,849               -
  Purchase of held-to-maturity debt securities                              (648,012)      (1,245,167)       (715,487)
  Proceeds from maturities of held-to-maturity debt securities               642,229        1,416,431         566,773
  Investment in joint venture                                                (18,019)        (139,175)         (3,160)
                                                                           ---------      -----------       ---------
Net cash used in investing activities                                       (706,383)        (569,603)       (478,141)
                                                                           ---------      -----------       ---------
Cash flows from financing activities:
  Proceeds from borrowings                                                   246,345           42,025          17,528
  Payments on capital lease obligations and other debt                      (142,937)         (70,288)        (22,616)
  Proceeds from issuance of stock                                            101,804          136,443          64,692
  Expenses for conversion of preferred stock and redemption of
   stockholder rights                                                         (3,536)               -               -
  Payments of preferred stock dividends                                          (10)         (10,350)        (10,350)
                                                                           ---------      -----------       ---------
Net cash provided by financing activities                                    201,666           97,830          49,254
                                                                           ---------      -----------       ---------
Net increase in cash and cash equivalents                                     40,350           54,086          10,367
Cash and cash equivalents at beginning of year                                85,966           63,911          53,544
                                                                           ---------      -----------       ---------
Cash and cash equivalents at end of year                                   $ 126,316      $   117,997       $  63,911
                                                                           =========      ===========       =========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest (net of amounts capitalized)                                  $   2,541      $     4,125       $   2,462
                                                                           =========      ===========       =========
    Income taxes                                                           $  60,329      $   111,704       $  44,433
                                                                           =========      ===========       =========
 Non-cash financing activities:
    Equipment capital leases                                               $  24,422      $    34,202       $  64,512
                                                                           =========      ===========       =========
    Conversion of preferred stock to common stock                          $ 270,328      $   106,201       $       -
                                                                           =========      ===========       =========

See accompanying notes

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995, December 25, 1994, and December 26, 1993

1.   NATURE OF OPERATIONS

     AMD is a semiconductor manufacturer with manufacturing facilities in the U.S. and Asia, and sales offices throughout the world. Focusing on the personal and networked computing and communications markets, AMD is a global company that derives more than half of its revenues from international sales, mainly in Europe and Asia. The company provides programmable products in concert with applications solutions to the manufacturers of equipment for personal and networked computation and communications.


2.   BUSINESS COMBINATION

     On January 17, 1996, the company acquired NexGen, Inc. ("NexGen") in a tax-free reorganization in which NexGen was merged directly into the company. The company has exchanged approximately 29.3 million shares of AMD common stock and has reserved 4.3 million shares to be exchanged for NexGen options and warrants assumed by the company. The 33.6 million total shares to be exchanged represent eight-tenths (0.8) of a share of the common stock of AMD for each share of the common stock of NexGen outstanding or subject to an assumed warrant or option. The merger has been accounted for under the pooling-of-interests method.

The supplemental consolidated financial statements have been prepared to give retroactive effect to the merger of NexGen with and into AMD on January 17, 1996. Generally accepted accounting principles prescribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. The accompanying supplemental consolidated financial statements do not extend through the date of the consummation, however, they will become the historical consolidated financial statements of the company after financial statements covering the date of consummation of the business combination are issued.

Prior to its merger with AMD, NexGen reported on a fiscal year ending June 30. In the accompanying supplemental consolidated financial statements and the notes thereto, NexGen's financial position and operating results as of and for the years ended June 30, 1994 and 1995 were combined with AMD's financial position and operating results as of and for the years ended December 26, 1993 and December 25, 1994, respectively. NexGen's financial position and operating results for 1995, which were restated to a December 31, 1995 year end, were combined with AMD's financial position and operating results as of and for the year ended December 31, 1995. Accordingly, NexGen's operating results for the six months ended June 30, 1995 were duplicated in each of the years ended December 25, 1994 and December 31, 1995. NexGen's revenues and net loss for that six month period were $19.9 million and $34.4 million, respectively. Consolidated stockholders' equity has been reduced by $54.3 million, which represents NexGen's net stockholders' equity activity for the six months ended June 30, 1995 in order to eliminate the duplication of stockholders' equity activity during that period. As a result of the combination of NexGen's financial position as of June 30, 1995 with the financial position of AMD as of December 25, 1994, the beginning cash and cash equivalents balance in the accompanying 1995 supplemental consolidated statements of cash flows does not equal the December 25, 1994 cash and cash equivalents balance.

A reconciliation of net sales, net income, and net income per common share of the company, as previously reported, NexGen and combined, including the NexGen income tax benefit, is as follows (in thousands, except per share amounts):


                                        1995          1994         1993
                                      --------      --------      -------
Net Sales:
  AMD, as previously reported       $2,429,724     $2,134,659    $1,648,280
  NexGen                                38,655         20,794             -
                                    ----------     ----------    ----------
  Combined                          $2,468,379     $2,155,453    $1,648,280
                                    ==========     ==========    ==========

Net Income (Loss):
  AMD, as previously reported         $300,521       $305,266      $228,781
  NexGen                              (126,727)       (45,795)      (23,708)
  NexGen income tax benefit             42,532         11,471         3,283
                                    ----------     ----------    ----------
  Combined                            $216,326       $270,942      $208,356
                                    ==========     ==========    ==========

Net Income Per Common Share
 (Primary):
  AMD, as previously reported            $2.85          $3.02         $2.30
                                    ==========     ==========    ==========
  Combined                               $1.59          $2.06         $1.65
                                    ==========     ==========    ==========
Net Income Per Common Share
 (Fully Diluted):
  AMD, as previously reported            $2.81          $2.92         $2.24
                                    ==========     ==========    ==========
  Combined                               $1.57          $2.02         $1.64
                                    ==========     ==========    ==========

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR. The company uses a 52- to 53-week fiscal year ending on the last Sunday in December, which resulted in a 53-week year ended December 31, 1995. This compares with a 52-week fiscal year for 1994 and 1993, which ended on December 25 and 26, respectively.

PRINCIPLES OF CONSOLIDATION. The supplemental consolidated financial statements include the accounts of the company and its subsidiaries. Upon consolidation, all significant intercompany accounts and transactions are eliminated. Also included in the financial statements of the company, under the equity method of accounting, is the company's 49.95 percent investment in Fujitsu AMD Semiconductor Limited (FASL).

FOREIGN CURRENCY TRANSLATION. The U.S. dollar is the functional currency for the company's wholly-owned foreign subsidiaries. Translation adjustments, resulting from the process of

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

translating foreign currency financial statements into U.S. dollars, are included in operations. The functional currency of the company's unconsolidated joint venture is the Japanese yen. Translation adjustments relating to the translation of these statements have not been material, and therefore, are not disclosed as a separate component of stockholders' equity.

CASH EQUIVALENTS. Cash equivalents consist of financial instruments which are readily convertible to cash and have original maturities of three months or less at the time of acquisition.

INVESTMENTS. The company classifies its marketable debt and equity securities into held-to-maturity and available-for-sale categories in accordance with the provisions of the Statement of Financial Accounting Standards No. 115 (SFAS No.
115), "Accounting for Certain Instruments in Debt and Equity Securities." In accordance with the FASB staff Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," the company chose to reclassify, as of December 31, 1995, all cash equivalents and short-term investments that were classified as held-to-maturity at that time from held-to-maturity to available-for-sale. Securities classified as available-for-sale are reported at fair market value with the related unrealized gains and losses included in retained earnings. Realized gains and losses and declines in value of securities judged to be other than temporary are included in interest income and other, net. Interest and dividends on all securities are included in interest income and other, net.

     Investments with maturities between three and twelve months are considered short-term investments. Short-term investments consist of money market auction preferred stocks and debt securities such as commercial paper, time deposits, certificates of deposit, bankers' acceptances, and marketable direct obligations of the United States Treasury.

FOREIGN EXCHANGE FORWARD CONTRACTS. Foreign exchange forward contracts are used to hedge the company's net monetary asset positions in its foreign subsidiaries and the company's liabilities for products purchased from FASL. Realized gains and losses from these hedges are included in operations. Premiums and discounts, if any, are amortized over the life of the contract and included in operations.

FOREIGN CURRENCY OPTIONS. Foreign currency options are used to hedge firm commitments with respect to the company's joint venture (FASL) investment. Realized gains and losses from these hedges are deferred and included in other assets or accrued liabilities, respectively. They are recognized in operations in the same period as the hedged transactions. Premiums and discounts, if any, are amortized over the life of the contract and included in operations.

INTEREST RATE SWAPS. The company enters into interest rate swaps primarily to reduce its interest rate exposure by changing a portion of the company's interest rate exposure from a floating rate to a fixed rate basis. The differential between fixed and floating rates to be paid or received is accrued and recognized as an adjustment to interest expense. Accordingly, the related amount payable to or receivable from counterparties is included in other current assets or accrued liabilities.

INVENTORIES. Inventories are stated principally at standard cost adjusted to approximate the lower of cost (first-in, first-out method) or market (net realizable value).

PROPERTY, PLANT, AND EQUIPMENT. Property, plant, and equipment is stated at cost. Depreciation and amortization are provided principally on the straight-line basis over the estimated useful lives of the assets for financial reporting purposes and on accelerated methods for tax purposes. Estimated useful lives for financial reporting purposes are as follows: machinery and equipment 3 to 5 years; buildings up to 26 years; and leasehold improvements are the shorter of the remaining terms of the leases or the estimated economic useful lives of the improvements.

     In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

flows attributable to such assets. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Adoption of SFAS 121 is not expected to have a material impact on the company's financial position or results of operations.

DEFERRED INCOME ON SHIPMENTS TO DISTRIBUTORS. A portion of sales is made to distributors under terms allowing certain rights of return and price protection on unsold merchandise held by the distributors. These agreements can be canceled by either party upon written notice, at which time the company generally repurchases unsold inventory. Accordingly, recognition of sales to distributors and related gross profits are deferred until the merchandise is resold by the distributors.

ADVERTISING EXPENSES. The company accounts for advertising costs as expense in the period in which they are incurred. Advertising expense for 1995, 1994, and 1993 was approximately $44 million, $32 million, and $22 million, respectively.

NET INCOME PER COMMON SHARE. Primary net income per common share is based upon weighted average common and dilutive common equivalent shares outstanding using the treasury stock method. Dilutive common equivalent shares include stock options, warrants, and restricted stock. Fully diluted net income per common share is computed using the weighted average common and dilutive common equivalent shares outstanding, plus other dilutive shares outstanding which are not common equivalent shares. Other dilutive shares which are not common equivalent shares include convertible preferred stock and convertible notes.

     All share information has been adjusted on a retroactive basis herein to give effect to the merger with NexGen and the conversion of NexGen shares on a
0.8 to one share of AMD common stock.

EMPLOYEE STOCK PLANS. The company accounts for its stock option plans and its employee stock purchase plan in accordance with provisions of the Accounting Principles Board's Opinion No. 25 (APB 25), "Accounting For Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock Based Compensation." SFAS 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The company expects to continue to account for its employee stock plans in accordance with the provisions of APB 25. Accordingly, SFAS 123 is not expected to have any material impact on the company's financial position or results of operations.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

YEAR-END ADJUSTMENTS (UNAUDITED). The company made certain year-end adjustments in 1995, resulting from changes in estimates related to the Nx586 product which was developed by NexGen. These adjustments were material to the results of the fourth quarter. These adjustments, related to accounts receivable and inventory, were charged primarily to net sales and cost of sales and reduced operating income by approximately $51.7 million.

4.   FINANCIAL INSTRUMENTS

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

As part of the company's asset and liability management, the company enters into various types of transactions that involve financial instruments with off-balance-sheet risk. These instruments are entered into in order to manage financial market risk, including interest rate and foreign exchange risk. The notional values, carrying amounts, and fair values are tabled below.

Foreign exchange forward contracts

The company enters into foreign exchange forward contracts to buy and sell currencies as economic hedges of its net monetary asset positions in its foreign subsidiaries and liabilities for products.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

purchased from FASL. The hedging transactions in 1995 were denominated in lira, yen, French franc, deutsche mark, and pound sterling. The maturities of these contracts are generally less than six months.

Foreign currency options

The joint venture (FASL) investments are denominated in yen, and therefore, are subject to exposure due to fluctuations in yen exchange rates. Thus, the company hedges its exposures on certain firm commitments relating to the FASL investment with foreign currency options denominated in yen. The maturities of these options are generally less than six months. No foreign currency options were outstanding as of December 31, 1995.

Interest rate swaps

The company engaged in interest rate swaps primarily to reduce its interest rate exposure on its term loan and on a building lease obligation by changing a portion of the company's interest rate obligation from a floating rate to a fixed rate basis without exchanges of the underlying notional amounts. The fixed interest rates are based on one to five year swap rates, and the floating interest rates are based on three or six months LIBOR. These interest rate swaps will mature in 1996 and 1997.

FAIR VALUE OF FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The estimates of fair value were obtained using prevailing financial market information as of December 31, 1995. In certain instances where judgment is required in estimating fair value, price quotes were obtained from certain of the company's counterparty financial institutions.

(Thousands)                                                  1995                                   1994
                                              ---------------------------------      ---------------------------------
                                              Notional     Carrying       Fair       Notional     Carrying       Fair
                                               amount       amount       value        amount       amount       value
                                              ---------------------------------      ---------------------------------
Interest rate instruments:
     Swaps                                    $190,000       $(518)     $(1,694)     $ 40,000       $(518)     $   228

Foreign exchange instruments:
     Foreign exchange forward contracts         36,670        (102)        (102)       32,651         536          536
     Foreign currency options                        -           -            -        12,662           -         (200)


FAIR VALUE OF OTHER FINANCIAL INSTRUMENTS

The carrying value of short-term debt approximates fair value due to its short-term maturity. The fair value of long-term debt was estimated using discounted cash flow analysis based on estimated interest rates for similar types of borrowing arrangements.

The carrying amounts and estimated fair values of the company's other financial instruments are as follows:

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

(Thousands)                               1995                   1994
                                   -------------------    -------------------
                                   Carrying     Fair      Carrying     Fair
                                    Amount     Value       Amount     Value
                                   --------   --------    --------   --------
Short-term debt:
  Notes payable                    $ 26,770   $ 26,770    $ 32,459   $ 32,459
Long-term debt
(excluding capital leases)          179,301    180,920      33,433     32,755


SECURITIES HELD-TO-MATURITY AND AVAILABLE-FOR-SALE

The following is a summary of held-to-maturity and available-for-sale securities included in cash and cash equivalents and short-term investments as of December 31, 1995 and December 25, 1994.

                                                Available-for-sale     Held-to-maturity     Available-for-sale
  (Thousands)                                          1995                  1994                  1994
                                                ------------------     ----------------     ------------------
  Certificates of deposit                       $           15,002     $          4,997     $                -
  Treasury notes                                            10,437                    -                 14,348
  Federal agency notes                                      14,065                    -                      -
  Security repurchase agreements                            53,370               50,800                 17,998
  Commercial paper                                          14,914               24,760                      -
  Other debt securities                                        434                1,672                      -
                                                ------------------     ----------------     ------------------
Total cash equivalents                          $          108,222     $         82,229     $           32,346
                                                ==================     ================     ==================

  Certificates of deposit                       $           70,551     $         95,342     $            3,716
  Municipal notes and bonds                                 52,256                    -                      -
  Corporate notes                                           37,898              101,850                      -
  Treasury notes                                            60,989               44,877                 15,997
  Commercial paper                                          46,656               14,442                      -
  Money market auction preferred stocks                    114,999               36,700                      -
                                                ------------------     ----------------     ------------------
Total short-term investments                    $          383,349     $        293,211     $           19,713
                                                ==================     ================     ==================

     On November 15, 1995, the FASB staff issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with provisions in that Special Report, the company chose to reclassify cash equivalents and short-term investments from held-to-maturity to available-for-sale. At the date of the transfer, the amortized cost of those securities was approximately $480.7 million. Since the securities transferred on December 31, 1995 are short-term in nature, changes in market interest rates did not

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

have a significant impact on the fair value of these securities. The net unrealized gain on these securities was immaterial.

     The available-for-sale equity securities that the company held, included in other assets, had a cost and fair value of $14.5 million and $75.1 million, respectively, as of December 31, 1995, and a cost and fair value of $9.4 million and $18.5 million, respectively, as of December 25, 1994. At December 31, 1995, the total net unrealized holding gain on these equity securities, net of tax, was approximately $42.5 million, of which $33.4 million was recorded in 1995. The entire, net of tax, unrealized holding gain is included in retained earnings.

     As of December 31, 1995, the company did not own any securities classified as trading.

5. CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the company to concentrations of credit risk consist primarily of cash equivalents, short-term investments, trade receivables, and financial instruments used in hedging activities.

     The company places its cash equivalents and short-term investments with high credit quality financial institutions and, by policy, limits the amount of credit exposure with any one financial institution. Investments in time deposits and certificates of deposit are acquired from banks having combined capital, surplus, and undistributed profits of not less than $200 million. Investments in commercial paper and money market auction preferred stocks of industrial firms and financial institutions are rated A1, P1 or better, investments in tax-exempt securities including municipal notes and bonds are rated AA, Aa or better, and investments in repurchase agreements must have securities of the type and quality listed above as collateral.

     Concentrations of credit risk with respect to trade receivables are limited because a large number of geographically diverse customers make up the company's customer base, thus spreading the trade credit risk. The company controls credit risk through credit approvals, credit limits, and monitoring procedures. The company performs in-depth credit evaluations of all new customers and requires letters of credit, bank guarantees and advance payments, if deemed necessary. Bad debt expenses have not been material.

     The counterparties to the agreements relating to the company's foreign exchange and interest rate instruments consist of a number of major, high credit quality, international financial institutions. The company does not believe that there is significant risk of nonperformance by these counterparties because the company monitors the credit ratings of such counterparties, and limits the financial exposure and the amount of agreements entered into with any one financial institution. While the notional amounts of financial instruments are often used to express the volume of these transactions, the potential accounting loss on these transactions if all counterparties failed to perform is limited to the amounts, if any, by which the counterparties' obligations under the contracts exceed the obligations of the company to the counterparties.

6. CONCENTRATIONS OF OTHER RISKS

PRODUCTS. Microprocessor products and Flash memory devices contributed a significant portion of the company's revenues and profits in 1995. The company expects that its ability to maintain or expand its current levels of revenues and profits in the future will depend upon, among other things, its success in developing and marketing, in a timely manner, its next generation of microprocessor products, the K86 RISC SUPERSCALAR(TM) products, and future generations of Flash memory devices.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

MARKETS. The markets for the company's products are characterized by rapid technological developments, evolving industry standards, changes in customer requirements, frequent new product introductions and enhancements, and short product life cycles. The market for microprocessors and Flash memory devices is primarily dependent upon the market for personal computers (PC). From time to time, the PC industry has experienced significant downturns, often in connection with, or in anticipation of, declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, and resultant accelerated erosion of average selling prices. The company's business could be materially and adversely affected by industry-wide fluctuations in the PC marketplace in the future.

INVENTORIES. Given the volatility of the market, the company makes inventory provisions for potentially excess and obsolete inventory based on backlog and forecasted demand. However, such backlog demand is subject to revisions, cancellations, and rescheduling. Actual demand will inevitably differ from such anticipated demand, and such differences may have a material effect on the financial statements.

CUSTOMERS. The company markets and sells its products primarily to a broad base of customers comprised of Distributors and Original Equipment Manufacturers (OEM's) of computation and communication equipment. One of the company's distributors, Arrow Electronics, Inc., accounted for approximately 12 percent of 1995 net sales. No other Distributor or OEM customer constituted 10 percent or more of net sales in 1995.

INTERNATIONAL OPERATIONS. The company derives more than half of its revenues from international sales. However, only a portion of the company's international sales were denominated in foreign currencies. Further, the company does not have any sales denominated in the local currencies of those countries which have highly inflationary economies.

     Nearly all product assembly and final testing of the company's products are performed at its manufacturing facilities in Penang, Malaysia; Singapore; and Bangkok, Thailand; or by subcontractors in Asia. Wafer fabrication of certain products is performed at foundries in Asia. FASL wafer fabrication facilities are located in Aizu-Wakamatsu, Japan. Foreign manufacturing entails political and economic risks, including political instability, expropriation, currency controls and fluctuations, changes in freight and interest rates, and exemptions for taxes and tariffs. For example, if the company were unable to assemble and test its products abroad, or if air transportation between the United States, the company's overseas facilities and customers worldwide were disrupted, there could be a material adverse effect on the company's operations.

MATERIALS. Certain of the raw materials used by the company in the manufacture of its products are available from a limited number of suppliers. For example, several types of integrated circuit packages purchased by the company, as well as by the majority of other companies in the semiconductor industry, are principally supplied by Japanese companies. Shortages could occur in various essential materials due to interruption of supply or increased demand in the industry. If the company were unable to procure certain of such materials, it would be required to reduce its manufacturing operations, which could have a material adverse effect upon its results of operations.

7. SERIAL PREFERRED STOCK

In March 1987, the company sold 345,000 shares of Convertible Exchangeable Preferred Stock, $.10 par value. Dividends were payable quarterly in arrears at an annual rate of $30 per share (6

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

percent) cumulative from the date of original issue. The preferred stock was redeemable for cash at any time at the option of the company, in whole or in part, at prices declining to $500 per share at March 15, 1997, plus unpaid dividends. The preferred stock was convertible at any time at the option of the holder into common stock at the initial conversion rate of 19.873 common shares for each preferred share.

     On February 10, 1995, the company called all outstanding shares of its preferred stock for redemption on March 13, 1995, at a redemption price of $509.00 per share, plus $7.30 of accrued and unpaid dividends. Prior to the redemption date, 343,427 shares of preferred stock were surrendered for conversion which resulted in the issuance of 6,824,694 shares of the company's common stock. Pursuant to previous arrangements, on March 14, 1995, the company sold 28,518 shares of its common stock to certain institutions and used the proceeds to fund the redemption of 1,435 shares of preferred stock which were not converted.

     NexGen's 19,536,328 shares of Convertible Preferred Stock issued and outstanding as of May 24, 1995 were converted into 19,970,328 shares of its Common Stock in conjunction with its initial public offering on May 24, 1995. As of June 30, 1994, 13,583,459 shares of Convertible Preferred Stock were issued and outstanding.

8. STOCKHOLDER RIGHTS PLAN

In February 1990, the company adopted a stockholder rights plan and declared a dividend distribution of preferred stock purchase rights at the rate of one right for each share of common stock held as of the close of business on February 20, 1990. The rights were not exercisable, or transferable apart from the common stock, until certain events occurred. The rights were redeemable at any time at the option of the company.

     On May 3, 1995, the company redeemed all its preferred stock purchase rights for a redemption price of $.01 per right (approximately $1 million) paid on May 24, 1995, to the holders of the company's common stock as of the redemption date.

9. WARRANTS

On May 24, 1995, the effective date of NexGen's initial public offering, all previously issued preferred series warrants were converted into warrants to purchase common stock. All outstanding warrants are held by related parties. The following summarizes the warrants outstanding as of December 31, 1995:

         WARRANT HOLDER                           WARRANTS       WARRANT PRICE
- ------------------------------------------------------------------------------
Warrants issued in connection with Promissory
 Notes and Preferred Stock Offering                   493,280    $0.63-$9.38

Warrants issued in connection with consulting
 services                                             280,000       $5.00

Warrants issued to sales agent                        682,392    $5.00-$9.38

 Total warrants issued and outstanding
   as of December 31, 1995                          1,455,672    $0.63-$9.38

     For the year ended December 31, 1995 warrants previously issued to purchase 1,364,000 shares of common stock were exercised on a cashless basis for 1,178,010 shares of common stock. Warrants for an additional 540 shares of common stock are claimed to be outstanding by certain warrant holders. All warrants are currently exercisable at December 31, 1995.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

10. INCOME TAXES

Provision for income taxes consists of:

(Thousands)                           1995            1994         1993
                                  -------------   ------------   ------------
Current:
  U.S. Federal                    $      58,683   $    154,448   $     83,574
  U.S. State and Local                    1,855         13,001          3,640
  Foreign National and Local             10,594          7,350          2,332
Deferred:
  U.S. Federal                            1,295        (29,733)        (5,206)
  U.S. State and Local                   (3,167)        (2,820)         1,798
  Foreign National and Local                946            (14)          (203)
                                  -------------   ------------   ------------
Provision for income taxes        $      70,206   $    142,232   $     85,935
                                  =============   ============   ============

     Tax benefits resulting from the exercise of nonqualified stock options and the disqualifying disposition of shares acquired under the company's incentive stock option and stock purchase plans reduced taxes currently payable as shown above by $15.2 million, $37.4 million, and $43.4 million in 1995, 1994, and 1993, respectively. Such benefits were credited to capital in excess of par value when realized.

     Under SFAS No. 109, deferred income taxes reflect the net tax effects of tax carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the company's deferred tax assets and liabilities as of December 31, 1995, December 25, 1994, and December 26, 1993 are as follows:

(Thousands)                                        1995            1994         1993
                                               -------------   ------------   ------------
Deferred tax assets:
 Net operating loss carryovers                 $      62,796   $     30,840   $     21,820
 Deferred distributor income                          40,583         31,396         31,349
 Inventory reserves                                   29,665         18,809         14,935
 Accrued expenses not currently deductible            35,639         39,467         21,799
 Federal and state tax credit carryovers               6,249          2,873         30,888
 Other                                                49,850         39,081         27,569
                                               -------------   ------------   ------------
  Total deferred tax assets                          224,782        162,466        148,360
 Less: valuation allowance                           (33,386)       (14,445)       (43,335)
                                               -------------   ------------   ------------
  Net deferred tax assets                            191,396        148,021        105,025
                                               -------------   ------------   ------------
Deferred tax liabilities:
 Depreciation                                       (109,141)       (59,614)       (44,886)
 Other                                               (19,373)       (15,855)       (20,154)
                                               -------------   ------------   ------------
  Total deferred tax liabilities                    (128,514)       (75,469)       (65,040)
                                               -------------   ------------   ------------
Net deferred tax assets                        $      62,882   $     72,552   $     39,985
                                               =============   ============   ============

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Approximately $26.4 million of the 1993 valuation allowance for deferred tax assets, attributable to stock option deductions, was credited to equity upon realization in 1994.

     Pretax income from foreign operations was approximately $60.6 million in 1995, $45.7 million in 1994, and $40.0 million in 1993.

     As of December 31, 1995, the company has net operating loss carryovers of approximately $179.4 million for federal income tax purposes. The federal carryovers expire on various dates through 2009. No significant state carryforwards exist due to the capitalization of research and development expenditures for state purposes and state statutory limitations on the amount of net operating losses which may be carried forward to subsequent years.

     Under the Tax Reform Act of 1986, the amounts of and the benefit from net operating losses that can be carried forward may be limited in certain circumstances. Because of changes in ownership greater than 50 percent, realization of the company's net operating loss carryforwards incurred prior to July 1992 and January 1996 may be subject to annual limitations of approximately $3.9 million and $27.3 million, respectively. These annual limitations should result in the availability of all carryforwards by the year 2004.

     The following is a reconciliation between statutory federal income taxes and the total provision for income taxes:

                                                 1995                 1994                1993
                                        --------------------   -----------------    -----------------
(Thousands except percent)                  Tax        Rate      Tax        Rate      Tax        Rate
                                        --------------------   -----------------    -----------------
Statutory federal
  income tax provision                  $   88,062     35.0 %  $ 148,316    35.0 %  $ 103,224    35.0 %
State taxes net of federal benefit             216      0.1        6,601     1.6        3,535     1.2
Tax exempt Foreign Sales
  Corporation income                        (6,848)    (2.7)      (8,955)   (2.1)      (7,236)   (2.5)
Tax credits utilized                             -        -            -       -       (5,004)   (1.7)
Foreign income
  at other than U.S. rates                 (11,503)    (4.6)      (9,633)   (2.3)     (10,398)   (3.5)
Other                                          279      0.1        5,903     1.4        1,814     0.6
                                        ----------     ----    ---------    ----    ---------    ----
                                        $   70,206     27.9 %  $ 142,232    33.6 %  $  85,935    29.1 %
                                        ==========     ====    =========    ====    =========    ====

     No provision has been made for income taxes on approximately $264.6 million of cumulative undistributed earnings of certain foreign subsidiaries because it is the company's intention to permanently invest such earnings. If such earnings were distributed, additional taxes of $92.6 million would accrue.

     The company's Far East assembly and test plants in Singapore and Thailand are operated under various tax holidays which expire in whole or in part during 1996 and 1998. Possible extensions of the holiday period, as well as other tax incentives, are anticipated to result in minimal tax liabilities in these countries through 1998. The net impact of these tax holidays was an increase in net income of approximately $6.2 million ($0.04 per share) in 1995.

11. DEBT

The company has certain debt agreements that contain provisions regarding restrictions on cash dividends, maintenance of specified working capital and net worth levels, and specific financial ratio requirements. At December 31, 1995, the company was in compliance with all restrictive covenants

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

of such debt agreements and all retained earnings was restricted as to payments of cash dividends on common stock.

  Significant elements of uncommitted, unsecured revolving lines of credit are:

(thousands except percent)                      1995             1994
                                            -----------       -----------
Total lines of credit                       $   345,801       $   378,182
Portion of lines of credit available to
  foreign subsidiaries                           95,801           128,182
Amounts outstanding at year-end:
  Short-term                                     26,770            32,459
Short-term borrowings:
  Average daily borrowings                       29,666            33,449
  Maximum amount outstanding at
    any month-end                                36,105            35,384
  Weighted monthly average interest
    rate                                           4.19 %            4.32 %
  Average interest rate on amounts
    outstanding at year-end                        4.41 %            4.42 %

     Interest on foreign and short-term domestic borrowings is negotiated at the time of the borrowing.

     Information with respect to the company's long-term debt and capital lease obligations at year-end is:

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

(Thousands)                                                                    1995            1994
                                                                            ----------      ---------
Term loan with variable interest at 7.06% at December 31, 1995
   payable quarterly through 1998                                           $  150,000      $       -
10%-11% Convertible notes payable due on March 1, 1996                           1,774          2,500
Promissory notes with principal and 6.88% interest payable
   annually through January 2000, secured by a partnership
   interest                                                                     10,276         11,946
12% Note payable due on June 1, 1996                                            10,000         10,000
Mortgage with principal and 9.88% interest payable in monthly
   installments through April 2007                                               2,167          2,382
Obligations under capital leases                                                77,306         82,739
Obligations secured by equipment                                                 4,990          6,482
Other                                                                               94            123
                                                                            ----------      ---------
                                                                               256,607        116,172
Less: current portion                                                          (41,642)       (40,420)
                                                                            ----------      ---------
Long-term debt and capital lease obligations, less current portion          $  214,965      $  75,752
                                                                            ==========      =========

     On January 5, 1995, the company obtained a $150 million single term four-year loan with a consortium of eight commercial banks. The loan has a floating interest rate based on the three months LIBOR and requires quarterly interest payments with the principal to be paid at the end of the term in 1998. The interest rate on the loan at December 31, 1995 was 7.06 percent.

     For each of the next five years and beyond, long-term debt and capital lease obligations are:

                                                         Long-term
                                                           Debt                 Capital
(Thousands)                                           (Principal only)          Leases
                                                      ----------------         ---------
1996                                                     $  15,420             $  27,304
1997                                                         3,802                26,255
1998                                                       154,033                21,532
1999                                                         2,326                 6,949
2000                                                         2,493                 1,182
Beyond 2000                                                  1,227                     -
                                                         ---------             ---------
Total                                                      179,301                83,222
Less: Amount representing interest                               -                 5,916
                                                         ---------             ---------
Total at present value                                   $ 179,301             $  77,306
                                                         =========             =========

     Obligations under the lease agreements are collateralized by the assets leased. Total assets leased were approximately $141.9 million and $131.7 million at December 31, 1995 and December 25, 1994, respectively. Accumulated amortization of these leased assets was approximately $95.6 million and $60.5 million at December 31, 1995 and December 25, 1994, respectively.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

12. INTEREST EXPENSE & INTEREST INCOME AND OTHER, NET

INTEREST EXPENSE

(Thousands)              1995          1994          1993
                      ----------    ----------    ----------
Interest expense      $   21,102    $   12,704    $   11,482
Interest capitalized     (18,043)       (8,294)       (7,084)
                      ----------    ----------    ----------
                      $    3,059    $    4,410    $    4,398
                      ==========    ==========    ==========

     In 1995, interest expense primarily consisted of interest payments on the $150 million four-year term loan the company entered into on January 5, 1995; and interest capitalized primarily related to the construction of Fab 25.

INTEREST INCOME AND OTHER, NET

(Thousands)              1995           1994          1993
                      ----------    ----------    ----------
Interest income       $   29,518    $   23,331    $   16,431
Other income (loss)        2,947        (6,197)          500
                      ----------    ----------    ----------
                      $   32,465    $   17,134    $   16,931
                      ==========    ==========    ==========

     In 1995, other income (loss) primarily consisted of the $2.7 million realized gain on an equity investment in Seeq Corporation. In 1994, other income
(loss) primarily consisted of the $33 million settlement cost related to the class action lawsuits and stockholders' derivative action offset by an $18 million gain resulting from an award of damages in the arbitration proceedings with Intel. Also included in other income (loss) for all years presented is the net gain (loss) on the sale of assets.

13. FOREIGN AND DOMESTIC OPERATIONS

     The company is currently engaged in a single line of business: The design, development, manufacture, and sale of programmable products in concert with applications solutions to the manufacturers of equipment for personal and networked computation and communications.

     Operations outside the United States include both manufacturing and sales. Manufacturing subsidiaries are located in Malaysia, Singapore, and Thailand. Sales subsidiaries are in Europe and Asia.

     The following is a summary of operations by entities within geographic areas for the three years ended December 31, 1995:

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

(Thousands)                                       1995             1994             1993
                                               ----------      -----------      ----------
Sales to unaffiliated customers:
  North America                                $1,780,240      $1,544,844       $1,174,410
  Europe                                          491,293         483,632          343,600
  Asia                                            196,846         126,977          130,270
                                               ----------      -----------      ----------
                                               $2,468,379      $2,155,453       $1,648,280
                                               ==========      ==========       ==========
Transfers between geographic areas
  (eliminated in consolidation):
  North America                                $  743,117      $  563,303       $  444,378
  Asia                                            396,158         323,050          277,496
                                               ----------      -----------      ----------
                                               $1,139,275      $  886,353       $  721,874
                                               ==========      ==========       ==========
Operating income:
  North America                                $  164,549      $  423,027       $  243,015
  Europe                                           18,922          15,860            8,376
  Asia                                             38,729          30,148           31,001
                                               ----------      -----------      ----------
                                               $  222,200      $  469,035       $  282,392
                                               ==========      ==========       ==========
Identifiable assets:
  North America                                $2,636,675      $2,170,099       $1,663,199
  Europe                                           85,664         120,070           88,003
  Asia                                            463,530         361,144          312,529
  Eliminations                                   (107,402)       (125,592)        (118,778)
                                               ----------      -----------      ----------
                                               $3,078,467      $2,525,721       $1,944,953
                                               ==========      ==========       ==========
U.S. export sales:
  Asia                                         $  485,625      $  436,120       $  314,268
  Europe                                          206,328         126,752          109,226
                                               ----------      -----------      ----------
                                               $  691,953      $  562,872       $  423,494
                                               ==========      ==========       ==========

  Sales to unaffiliated customers are based on the location of the company's subsidiary. Transfers between geographic areas consist of products and services that are sold at amounts generally above cost and are consistent with governing tax regulations. Operating income is total sales less operating expenses. Identifiable assets are those assets used in each geographic area. Export sales are United States foreign direct sales to unaffiliated customers primarily in Europe and Asia.

14. EMPLOYEE BENEFIT PLANS

STOCK OPTION PLANS. The company has several stock option plans under which key employees have been granted incentive (ISOs) and nonqualified (NSOs) stock options to purchase the company's common stock. Generally, options are exercisable within four years from the date of grant and expire five to ten years after the date of grant. ISOs granted under the plans have exercise prices of not less than 100 percent of the fair market value of the common stock at the date of grant. Exercise prices of NSOs may not be less than 50 percent of the fair market value of the common stock at the date of grant. At December 31, 1995, 3,101 employees, including 161 employees originally from NexGen, were eligible and participating in the plans.

  The following is a summary of stock option exercises:

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

(Thousands)                                  1995         1994          1993
                                            -------      -------      -------
Aggregate exercise price                    $15,195      $10,355      $14,066
Options exercised                             2,313        2,218        2,855

  A summary of the stock option plans at December 31, 1995 and December 25, 1994 is shown below.

(Thousands except per share amounts)         1995          1994
                                           --------      --------
Options:
  Outstanding at beginning of year           14,825        13,957
  Granted                                     4,327         4,389
  Canceled                                     (510)         (376)
  Exercised                                  (2,313)       (2,218)
                                           --------      --------
    Outstanding at end of year               16,329        15,752
                                           ========      ========
  Exercisable at beginning of year            8,784         7,848
  Exercisable at end of year                 10,374         9,711
  Available for grant at beginning
    of year                                   3,386         1,419
  Available for grant at end of year            751         3,150
  Aggregate exercise price of options
    outstanding at end of year             $269,953      $211,437
  Average exercise price of options
    outstanding at end of year             $  16.53      $  13.42

STOCK APPRECIATION RIGHTS PLANS. The company maintains three stock appreciation rights plans under which stock appreciation rights (SARs) either have been or may be granted to key employees. The number of SARs exercised plus common stock issued under the stock option plans may not exceed the number of shares authorized under the stock option plans. SARs may be granted in tandem with outstanding stock options, in tandem with future stock option grants, or independently of any stock options. Generally, the terms of SARs granted under the plans are similar to those of options granted under the stock option plans, including exercise prices, exercise dates, and expiration dates. To date, the company has granted only limited SARs, which become exercisable only in the event of certain changes in control of the company.

STOCK PURCHASE PLAN. The company has a stock purchase plan that allows participating employees to purchase, through payroll deductions, shares of the company's common stock at 85 percent of the fair market value at specified dates. At December 31, 1995, 6,723 employees were eligible to participate in the plan and 482,182 common shares remained available for issuance under the plan. Beginning in 1995, NexGen had a stock purchase plan that allowed participating employees to purchase shares of NexGen's common stock at 85 percent of the fair market value at specified dates. At December 31, 1995, 161 employees were eligible to participate in the plan and 365,504 common shares remained available for issuance under the plan. A summary of stock purchased under these plans is shown below.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

(Thousands except
employee participants)           1995       1994       1993
                              -------     ------     ------
Aggregate purchase price      $11,457     $8,115     $6,413
Shares purchased                  501        412        387
Employee participants           2,825      1,941      1,684

PROFIT SHARING PROGRAM. The company has a profit sharing program to which the Board of Directors has authorized semiannual contributions. Profit sharing contributions were $44.7 million in 1995, $57.0 million in 1994, and $33.9 million in 1993.

RETIREMENT SAVINGS PLAN. The company has a retirement savings plan, commonly known as a 401(k) plan, that allows participating United States employees to contribute from 1 percent to 15 percent of their pre-tax salary subject to I.R.S. limits. The company makes a matching contribution calculated at 50 cents on each dollar of the first 3 percent of participant contributions, to a maximum of 1.5 percent of eligible compensation. The company's contributions to the 401(k) plan were $4.3 million, $3.7 million, and $3.2 million for 1995, 1994, and 1993, respectively. There are four investment funds in which each employee may invest contributions in whole percentage increments. NexGen had a 401(k) plan which allowed employees to contribute from one percent to ten percent of their pre-tax salary subject to I.R.S. limits. NexGen did not match employee contributions.

RESTRICTED STOCK AWARD PLAN. The company established the 1987 restricted stock award plan under which up to two million shares of common stock may be issued to employees, subject to terms and conditions determined at the discretion of the Board of Directors. The company entered into agreements to issue 226,427, 180,000, and 19,000 shares in 1995, 1994, and 1992, respectively. To date, agreements covering 212,212 shares have been canceled without issuance and 1,252,964 shares have been issued pursuant to prior agreements. At December 31, 1995, agreements covering 436,427 shares were outstanding under the plan and 310,609 shares remained available for future awards. Outstanding awards vest under varying terms within five years.

15. COMMITMENTS

The company leases certain of its facilities under agreements which expire at various dates through 2011. The company also leases certain of its manufacturing and office equipment for terms ranging from one to six years. Rent expense was $37.2 million, $32.4 million, and $32.3 million in 1995, 1994, and 1993, respectively.

  For each of the next five years and beyond, noncancelable long-term operating lease obligations and commitments to purchase manufacturing supplies and services are as follows:

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                            Operating               Purchase
(Thousands)                  Leases               Commitments
                            ---------             -----------
1996                         $29,955                $23,492
1997                          23,150                  4,868
1998                          17,781                  4,868
1999                          11,717                  4,868
2000                          11,144                  3,797
Beyond 2000                   11,503                 27,900

  Included in 1996 purchase commitments is $18.4 million for Nx586 inventory. The Company has fully reserved for these commitments. See footnote 3, year end adjustments.

  The operating lease of the company's corporate sales and marketing facility expires in December 1998. The company has the option of extending the lease agreement or purchasing the building for $40 million. The company may also consider alternative financing arrangements.

  At December 31, 1995, the company had commitments of approximately $93 million for the construction or acquisition of additional property, plant, and equipment.

  The company is currently planning to build a submicron wafer fabrication and design facility in Dresden, Germany at an estimated cost of approximately $1.5 billion over 5 years. The German federal and state governments will provide financing assistance to the facility through grants and allowances, loan guarantees, and loan interest subsidies. As of December 31, 1995, the company had commitments to make cash investments and loans, in aggregate, in this facility amounting to approximately $350 million over the next 4 years.

   In December 1995, the company signed a five-year, comprehensive patent cross-license agreement with Intel. The cross-license is royalty-bearing for the company's products that use certain Intel technologies. The company is required to pay Intel minimum non-refundable royalties during the years from 1997 to 2000.

16.  INVESTMENT IN JOINT VENTURE

  In 1993, the company and Fujitsu Limited established a joint venture, Fujitsu AMD Semiconductor Limited (FASL), to manufacture Flash memory devices. The company's share of FASL is 49.95 percent and the investment is being accounted for under the equity method. In 1995, the company invested an additional $18.0 million in FASL, and the company's share of FASL net income during 1995 was $34.9 million, net of income taxes of approximately $18.8 million. At December 31, 1995, the adjustment related to the translation of the FASL financial statements into U.S. dollars resulted in a decrease of approximately $6.2 million to the investment in FASL.

  Pursuant to a cross-equity provision between AMD and Fujitsu Limited, the company purchased $12.7 million of Fujitsu Limited shares, with certain resale restrictions. Under the same provision, Fujitsu Limited has purchased 2 million shares of AMD common stock, and is required to purchase an additional 2.5 million shares over the next several years, for a total investment not to exceed $100 million. No purchases were made in 1995.

  The following is condensed unaudited financial data of FASL:

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Three years ended December 31, 1995
(Unaudited)
(Thousands)                              1995         1994          1993
                                       --------     --------      -------
Net sales                              $252,069     $      -      $     -
Operating income (loss)                 117,411      (32,203)      (1,772)
Net income (loss)                       107,563      (32,293)      (1,772)

December 31, 1995, and December 25, 1994
(Unaudited)
(Thousands)                               1995         1994
                                        --------     --------
Current assets                          $161,810     $ 10,907
Non-current assets                       326,252      263,380
Current liabilities                      107,524       29,362
Non-current liabilities                      284           60

17.  CONTINGENCIES

I.   LITIGATIONS

A. CLASS ACTION LAWSUITS. On November 3 and 15, 1995, two class action lawsuits were filed, purportedly on behalf of purchasers of the company's stock from April 11, 1995, to September 25, 1995, alleging that the company and various of its officers and directors violated sections of the Securities Exchange Act of 1934 Rule 10b-5 promulgated thereunder by issuing allegedly false and misleading statements concerning the development and production of the AMD-K5(TM). The complaints seek damages in an unspecified amount. Based upon information presently known to management, the company does not believe that the ultimate resolution of these lawsuits will have a material adverse effect upon the financial condition or results of operations of the company.

B. AMD v. ALTERA CORPORATION. This litigation, which began in 1994, involves multiple claims and counterclaims for patent infringement relating to the company's and Altera Corporation's programmable logic devices. Based upon information presently known to management, the company does not believe that the ultimate resolution of this lawsuit will have a material adverse effect upon the financial condition or results of operations of the company.

C. THORN EMI NORTH AMERICA, INC. v. AMD. This litigation was filed in 1995 and alleged that AMD infringed a patent owned by Thorn EMI North America, Inc. relating to the processes used by AMD to manufacture microprocessors. The litigation was settled and has been dismissed. The settlement will not have a material adverse effect upon the financial condition or results of operations of the company.

II.  SEC INVESTIGATION

     The Securities and Exchange Commission (SEC) began an informal investigation of the company in 1993 concerning the company's disclosures relating to the development of microcode for one of its Am486 products. The company has been cooperating fully with the SEC. Based upon information presently known to management, the company does not believe that the ultimate resolution of the investigation will have a material adverse effect upon the financial condition or results of operations of the company.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

III. ENVIRONMENTAL MATTERS

     CLEAN-UP ORDERS. Since 1981, the company has discovered, investigated, and begun remediation of three sites where releases from underground chemical tanks at its facilities in Santa Clara County, California adversely affected the groundwater. The chemicals released into the groundwater were commonly in use in the semiconductor industry in the wafer fabrication process prior to 1979. At least one of the released chemicals (which is no longer used by the company) has been identified as a probable carcinogen.

     In 1991, the company received four Final Site Clean-up Requirements Orders from the California Regional Water Quality Control Board, San Francisco Bay Region ("RWQCB") relating to the three sites. One of the orders named the company as well as TRW Microwave, Inc. and Philips Semiconductors Corporation. Another of the orders named the company as well as National Semiconductor Corporation.

     The three sites in Santa Clara County are on the National Priorities List (Superfund). If the company fails to satisfy federal compliance requirements or inadequately performs the compliance measures, the government (a) can bring an action to enforce compliance, or (b) can undertake the desired response actions itself and later bring an action to recover its costs, and penalties, which is up to three times the costs of clean-up activities, if appropriate. With regard to certain claims related to this matter the statute of limitations has been tolled.

     The company has computed and recorded the estimated environmental liability in accordance with applicable accounting rules and has not recorded any potential insurance recoveries in determining the estimated costs of the clean-up. The amount of environmental charges to earnings has not been material during the last three fiscal years. The company believes that the potential liability, if any, in excess of amounts already accrued with respect to the foregoing environmental matters will not have a material adverse effect on the financial condition or results of operations of the company.

IV.  OTHER MATTERS

     The company is a defendant or plaintiff in various other actions which arose in the normal course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the financial condition or results of operations of the company.

18.  SHELF REGISTRATION STATEMENT

On May 25, 1994, the Securities and Exchange Commission declared effective the company's shelf registration statement covering up to $400 million of its securities, which may be either debt securities, preferred stock, depositary shares representing fractions of shares of preferred stock, common stock, warrants to purchase common stock, or any combination of the foregoing which the company may offer from time to time in the future. The nature and terms of the securities will be established at the time of their sale. The company may offer the securities through underwriters to be named in the future, through agents or otherwise. The net proceeds of any offering will be used for general corporate purposes, which may include the reduction of outstanding indebtedness, working capital increases, and capital expenditures. To date, the company has not offered or sold any securities registered under the $400 million registration statement.

              CONSENT OF ERNST & YOUNG, LLP INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-16095) pertaining to the Advanced Micro Devices, Inc. 1987 Restricted Stock Award Plan, in the Registration Statement on Form S-8 (No. 33-39747) pertaining to the Advanced Micro Devices, Inc. 1991 Employee Stock Purchase Plan, in the Registration Statements on Form S-8 (Nos. 33-10319, 33-36596 and 33-46578) pertaining to the Advanced Micro Devices, Inc. 1982 and 1986 Stock Option Plans and the 1980 and 1986 Stock Appreciation Rights Plans, in the Registration Statements on Form S-8 (Nos. 33-46577 and 33-55107) pertaining to the Advanced Micro Devices, Inc., 1992 Stock Incentive Plan, in the Registration Statement on Form S-8 (No. 33-00969) pertaining to the Advanced Micro Devices, Inc. 1991 Employee Stock Purchase Plan and to the 1995 Stock Plan of NexGen, Inc., in the Registration Statement on Form S-3 (No. 33-52943) pertaining to up to $400,000,000 in the aggregate of debt securities, preferred stock, depositary shares evidencing fractions of preferred shares, common stock and warrants to purchase common stock, and in the Registration Statement on Form S-4 (No. 33-64911) pertaining to shares issued in connection with the acquisition of NexGen, Inc. and Post-Effective Amendment No. 1 thereto on Form S-8, and Form S-8 (No. 333-04797) pertaining to the Advanced Micro Devices, Inc. 1996 Stock Incentive Plan, of our report dated April 30, 1996, with respect to the supplemental consolidated financial statements of Advanced Micro Devices, Inc. included herein.


                                   Ernst & Young LLP

June 17, 1996
San Jose, California

                                  SIGNATURES
                                  ----------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      ADVANCED MICRO DEVICES, INC.
                                              (Registrant)



Date:  June 20, 1996                  By: /s/ Marvin D. Burkett
                                          -------------------------------
                                          Marvin D. Burkett
                                          Senior Vice President, Chief
                                          Financial and Administrative
                                          Officer and Treasurer